Exhibit 10.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
RHOZET CORPORATION
DUSSELDORF ACQUISITION CORPORATION
HARMONIC, INC.
AND WITH RESPECT TO ARTICLES VII, VIII AND IX ONLY
DAVID TRESCOT
AS SHAREHOLDER REPRESENTATIVE
Dated as of July 25, 2007

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Forms of Employment Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Shareholder Certificate
Exhibit D	Form of Declaration of Registration Rights

Schedules

Schedule 1.6(a)(ii)	Key Employees
Schedule 5.11(b)	List of Modified Agreements
Schedule 5.12	Form of Employee Proprietary Information Agreement
Schedule 5.12	Form of Consultant Proprietary Information Agreement
Schedule 5.19	Spreadsheet
Schedule 5.22	Rule 145 Affiliates
Schedule 6.2(g)	Third Party Consents
Schedule 6.2(h)	Terminated Agreements

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     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of July 25, 2007 by and among Harmonic, Inc., a Delaware corporation (“Parent”), Dusseldorf Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Sub”), Rhozet Corporation, a California corporation (the “Company”), and with respect to Article VII, Article VIII and Article IX hereof only, David Trescot as shareholder representative (the “Shareholder Representative”).
RECITALS
     A. The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each corporation and its respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.
     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.
     C. Immediately prior to the Merger, all of the issued and outstanding options to purchase capital stock of the Company shall be converted by the Company and the holders of such options into the right to receive an amount in cash equal to the consideration to be paid to holders of the Company’s capital stock in connection with the Merger, and shall be terminated.
     C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be held back by Parent as partial security for the indemnification obligations set forth in this Agreement.
     D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     E. On or prior to the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, the Company shall have obtained the irrevocable approval of the Merger, this Agreement and the transactions contemplated thereby (i) by the Company’s Board of Directors and (ii) by the holders of at least a majority of the issued and outstanding shares of capital stock of the Company, voting together on an as-converted to common stock basis.
     F. Prior to the Effective Time, as a material inducement to Parent and Sub to consummate the transactions contemplated by this Agreement, each of the Key Employees shall enter into an Employment Agreement, substantially in one of the applicable forms attached hereto as Exhibit A (an “Employment Agreement”), with Parent to be effective as of the Effective Time.
     G. The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporations Code of the State of California (“California Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”
     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place as soon as practicable following the date upon which all of the conditions set forth in Article VI hereof other than those that by their nature may only be satisfied or waived at the Closing, have been satisfied or waived, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, California, U.S.A., unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by the filing of certain officers’ certificates and an agreement of merger in substantially the form attached hereto as Exhibit B, with the Secretary of State of the State of California (the “Certificate of Merger”), in accordance with the applicable provisions California Law (the time of the acceptance of such filing by the Secretary of State of the State of California shall be referred to herein as the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.4 Articles of Incorporation and Bylaws.
          (a) Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the articles of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with California Law and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Rhozet Corporation.”
          (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to be identical to the bylaws of Sub, as in effect immediately prior to the Effective Time (other than any express references to the name of Sub in such bylaws, which shall be amended to refer to the Surviving Corporation) until thereafter amended in accordance with California Law and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.

     1.5 Directors and Officers.
          (a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of California Law and the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.
          (b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
     1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.
          (a)(i) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
     “Aggregate Consideration Amount” shall mean $15,500,000.
     “Aggregate Common Stock Consideration Amount” equals the Aggregate Consideration Amount minus the Option Cash.
     “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.
     “Cash Component of the Common Stock Consideration” shall mean, for each share of Company Common Stock, an amount equal to the quotient of the Merger Cash divided by the Total Outstanding Common Shares (rounded to the nearest one-hundred thousandth (0.00001) of a cent (with 0.000005 of a cent and above rounded up).
     “Closing Merger Consideration” shall mean, with respect to each share of Company Common Stock held by a Shareholder, an amount of consideration equal to (i) (A) the Stock Component of the Common Stock Consideration, and (B) the Cash Component of the Common Stock Consideration, minus (ii) the Holdback Amount.
     “Common Stock Consideration” shall mean (i) the Stock Component of the Common Stock Consideration and (ii) the Cash Component of the Common Stock Consideration.
     “Company Capital Stock” shall mean the Company Common Stock and all other shares of capital stock, if any, of the Company, taken together.
     “Company Common Stock” shall mean shares of common stock, without reference to par value per share, of the Company.
     “Company Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

     “Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Capital Stock listed on Disclosure Schedule 2.2(c) held by any employee, consultant or director of the Company or its Subsidiaries.
     “Holdback Amount” shall mean, with respect to each share of Company Common Stock held by a Shareholder, (i) the number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) the quotient obtained by dividing (x) the product of .801 multiplied by the Total Holdback Amount, by (y) the Trading Price, by (B) the Total Outstanding Common Shares, and (ii) an amount in cash equal to the quotient obtained by dividing (A) the product of .199 multiplied by the Total Holdback Amount by (B) the Total Outstanding Common Shares.
     “Key Employees” shall mean the employees of Company and any of its Subsidiaries identified on Schedule 1.6(a)(ii) hereto.
     “Knowledge” or “Known” shall mean, with respect to the Company, the knowledge of any of the officers, members of the boards of directors or senior managers of the Company or its Subsidiaries after reasonable inquiry of those persons employed by the Company or the Subsidiaries with administrative or operational responsibility for such matter.
     “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
     “Merger Cash” shall mean an amount in cash equal to the product of (i) 0.199 multiplied by (ii) the Aggregate Common Stock Consideration Amount, rounded to the nearest whole cent (with 0.5 of a cent rounded down), subject to adjustment as set forth in Section 1.11.
     “Merger Shares” shall mean the number of shares of Parent Common Stock equal to the quotient obtained by dividing the Merger Shares Value by the Trading Price, rounded down to the nearest whole share.
     “Merger Shares Value” shall mean an amount equal to the product of (i) 0.801 multiplied by (ii) the Aggregate Common Stock Consideration Amount, rounded to the nearest whole cent (with 0.5 of a cent rounded down), subject to adjustment as set forth in Section 1.11.
     “Option Cash” shall mean an amount in cash equal to the product of (i) the Aggregate Consideration Amount multiplied by (ii) the quotient obtained by dividing the Total Outstanding Options by the Total Outstanding Shares, rounded to the nearest whole cent (with 0.5 of a cent rounded down).
     “Parent Common Stock” shall mean shares of the common stock, par value $0.001 per share, of Parent.
     “Parent Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets, financial condition or results of operations of Parent; provided, however, that in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any change or changes in the price per share of Parent Common Stock or a change in the trading volume of Parent Common Stock; (ii) any occurrence or occurrences relating to the industry in which Parent operates, other than that which affects Parent and its subsidiaries, taken as a whole, disproportionately; (iii) failing to meet or otherwise satisfy analyst or other third party expectations relating to the results of

Parent’s operations; or (iv) any occurrence or occurrences that proximately results from the public announcement of this Agreement.
     “Parent’s Accountants” shall mean PricewaterhouseCoopers LLC, independent accountants of Parent.
     “Permitted Liens” shall mean (i) statutory liens for taxes that are not yet due and payable, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payments of customs duties in connection with the importation of goods.
     “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
     “Plan” shall mean the Company’s 2006 Stock Plan, as amended to date.
     “Pro Rata Portion” shall mean, with respect to each Shareholder (other than a Shareholder holding Dissenting Shares who does not effectively withdraw or lose such Shareholder’s dissenter’s rights as contemplated by Section 1.7(b) hereof), an amount equal to the quotient of (i) the sum of (A) the product of the number of Merger Shares to which such Shareholder is entitled pursuant to Section 1.6 hereof multiplied by the Trading Price, plus (B) the amount of Merger Cash, in each case issuable pursuant to Section 1.6 hereof in respect of the shares of Company Capital Stock owned by such Shareholder as of the Effective Time, divided by (ii) the sum of (A) the product of the aggregate number of Merger Shares to be issued to Shareholders multiplied by the Trading Price, plus (B) the aggregate amount of the Merger Cash to be paid to Shareholders, in each case excluding such Merger Shares and Merger Cash that would otherwise be issued to Shareholders if they had not effectively withdrawn or lost their dissenters’ rights as contemplated by Section 1.7(b) hereof).
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Act” shall mean the United States Securities Act of 1933, as amended.
     “Shareholder” shall mean any holder of any Company Common Stock immediately prior to the Effective Time.
     “Stock Component of the Common Stock Consideration” shall mean, for each share of Company Common Stock, a fraction of a share of Parent Common Stock equal to the quotient of the Merger Shares divided by the Total Outstanding Common Shares, rounded to the nearest one-hundred thousandth (0.00001) (with amounts 0.000005 and above rounded down).
     “Total Consideration” shall mean the Merger Cash and the Merger Shares.
     “Total Holdback Amount” shall mean $2,325,000 of the Aggregate Common Stock Consideration Amount.

     “Total Outstanding Options” shall mean all Company Options that are outstanding immediately prior to the Effective Time.
     “Total Outstanding Common Shares” shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
     “Total Outstanding Shares” shall mean the sum of the Total Outstanding Common Shares, plus the Total Outstanding Options.
     “Trading Price” shall mean $9.272 (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
          (ii) Other Capitalized Terms. For all purposes of and under this agreement, the following capitalized term shall have the respective meanings ascribed thereto in the section of this Agreement set forth opposite each such capitalized term below:

Capitalized Term	Section
401(k) Fees	2.23(q)
401(k) Plan	5.18
Acquisition Proposal	4.2(a)
Action of Divestiture	5.4(a)
Agreed-Upon Loss	7.4(f)(v)
Agreement	Recitals
Balance Sheet Date	2.7
Articles of Incorporation	2.1(a)
le plan (the “A/R Plan	1.6(i)(i)
California Law	1.1
Certificate of Merger	1.2
CFRA	2.23(a)
Charter Documents	2.1(a)
Closing	1.2
Closing Accounts Receivable Statement	1.6(i)(i)
Closing Date	1.2
Closing Statement of Assumed Liabilities	1.6(i)(i)
COBRA	2.23(a)
Code	Recitals
Company	Recitals
Company Accounts Collected Report	1.6(i)(ii)
Company Assumed Liabilities Report	1.6(i)(ii)
Company Authorizations	2.18
Company Employee Plan	2.23(a)
Company Intellectual Property	2.15(a)
Company Options	1.6(a)(i)
Company Product	2.15(a)
Company Registered Intellectual Property	2.15(b)
Company Certificates	1.8(c)
Conflict	2.5
Contract, Contracts	2.5

Capitalized Term	Section
Copyrights	2.15(a)
Current Balance Sheet	2.7
Customer Information	2.14(f)
Disclosure Schedule	Article II
Dissenting Share Payments	1.7(c)
Dissenting Shares	1.7(a)
DOL	2.23(a)
Effective Time	1.2
Employee	2.23(a)
Employee Agreement	2.23(a)
Employment Agreement	Recitals
Equipment	2.14(e)
ERISA	2.23(a)
ERISA Affiliate	2.23(a)
Exchange Agent	1.8(a)
Exchange Documents	1.8(c)
Export Approvals	2.26(a)
Final Assumed Liability Adjustment	1.6(i)(iii)(3)
Final Assumed Liability Differential	1.6(i)(iii)(3)
Financials	2.7
FIRPTA Compliance Certificate	5.21
FMLA	2.23(a)
Governmental Entity	2.6
HIPAA	2.23(a)
Holdback Distribution Date	7.4(c)(i)
Indemnified Parties	7.2(a)
“Independent Accounting Firm	1.6(i)(iii)(2)
Information Statement	5.6(b)
Initial Survival Date	7.1
In-Licenses	2.15(p)
Intellectual Property Rights	2.15(a)
International Employee Plan	2.23(a)
International Employees	2.23(a)
IP Licenses	2.15(q)
IRS	2.23(a)
Lease Agreements	2.14(b)
Leased Real Property	2.14(a)
Lock-up Agreement	Recitals
Loss, Losses	7.2(a)
Material Contract, Material Contracts	2.16(b)
Merger	Recitals
Nondisclosure Agreement	5.2
Object Code	2.15(a)
Objection Notice	7.4(e)
Officer’s Certificate	7.4(d)(iv)
Open Source License	2.15(a)
Open Source Materials	2.15(a)
Option Consideration	1.6(c)(i)

Capitalized Term	Section
Parent	Recitals
Parent SEC Filings	3.6
Patent	2.15(a)
Pension Plan	2.23(a)
Registered Intellectual Property	2.15(a)
Returns	2.12(b)(i)
Rule 145	5.22
Rule 145 Affiliate	5.22
Source Code	2.15(a)
Spreadsheet	5.19
Shareholder Certificate	5.7(c)
Shareholder Representative	Recitals
Shareholder Representative Expenses	7.5(b)
Sub	Recitals
Subsequent Survival Date	7.1
Subsidiary	2.3
Surviving Corporation	1.1
Tax, Taxes	2.12(a)
Technology	2.15(a)
Terminated Agreements	5.11(a)
Third Party Claim	7.4(g)
Trade Secrets	2.15(a)
Trademarks	2.15(a)
Unresolved Claims	7.4(c)(i)
          (b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock or Company Options, and upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the holdback provisions set forth in Article VII hereof, the following shall occur:
               (i) Company Common Stock. Each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Common Stock in the manner provided in Section 1.8 hereof, the Common Stock Consideration.
               (ii) Aggregation of Parent Common Stock. For purposes of calculating the number of shares of Parent Common Stock issuable and the amount of cash payable to each Shareholder pursuant to this Section 1.6(b), all shares of the Company Common Stock held by each Shareholder shall be aggregated on a certificate-by-certificate basis prior to such calculation. The aggregate number of shares of Parent Common Stock issuable and the amount of cash payable to each Shareholder in respect of all share certificates held by such Shareholder shall be rounded down to the nearest whole number of shares of Parent Common Stock and nearest whole cent, respectively; provided, however, that the maximum number of shares of Parent Common Stock issuable pursuant to the Merger shall not exceed the Merger Shares and the maximum amount of cash payable pursuant to the Merger shall not exceed the Merger Cash; and

               (iii) Merger Consideration Available at Closing. Subject to the procedures set forth in Section 1.8 and to the holdback provisions set forth in Section 1.6(b)(iv), at Closing each Shareholder shall receive, for each share of Company Common Stock held by such Shareholder, the Closing Merger Consideration.
               (iv) Holdback Amount. At Closing, for each share of Company Common Stock held by a Shareholder, Parent shall withhold the Holdback Amount, up to all of which (if any) may be issued or paid at the Holdback Distribution Date (as defined below). Prior to the Holdback Distribution Date, the number of shares of Parent Common Stock issuable and the cash payable comprising the Total Holdback Amount shall be subject to reduction as indemnity to compensate Indemnified Parties (as defined below) for any and all Losses (as defined below) pursuant to Article VII hereof. The portion of the Total Holdback Amount that Parent shall distribute to the Shareholders on the Holdback Distribution Date shall be that number of shares of Parent Common Stock reserved at Closing and cash, if any, comprising the Total Holdback Amount following all reductions for aggregate Losses by Indemnified Parties pursuant to Article VII prior to the Holdback Distribution Date.
               (v) Notwithstanding anything set forth in this Section 1.6(b), any Dissenting Shares will be treated as set forth in Section 1.7 hereof, any unexercised Company Options shall be treated as provided for in Section 1.6(c) below and any Company Capital Stock held by the Company or any direct or indirect Subsidiary of the Company shall be treated as provided for in Section 1.6(e).
          (c) Treatment of Company Options.
               (i) Immediately prior to the Effective Time, each Company Option then outstanding under the Plan, shall by virtue of the Merger and without any action on the part of the holder thereof, be cancelled, extinguished and converted automatically into the right to receive an amount in cash from the Company equal to the quotient obtained by dividing (x) Option Cash by (y) the Total Outstanding Options (the “Option Consideration”), which amount shall be payable by the Company no earlier than January 1, 2008 and no later than January 8, 2008 (the “Option Payment Date”). As soon as practicable (and in no event more than five (5) calendar days) after the Option Payment Date, the Company shall pay to each holder of a Company Option the Option Consideration required to be paid to any such holder pursuant to this Section 1.6(c). Disclosure Schedule 2.2(c) shall list the name of each holder of Company Options as of the date hereof and, for each such Company Option (i) the exercise price, (ii) whether such Company Option qualifies as an incentive stock option under Section 422 of the Code, (iii) the date of grant, (iv) the vesting commencement date, (v) the vesting schedule, and (vi) the expiration date; provided, however, that the Company shall process such payments through its payroll system and deduct (x) all applicable income and payroll taxes required to be withheld or deducted and (y) the employer’s portion of all payroll taxes required to be paid by the Company in connection with such payments to holders of Company Options.
               (ii) At the Effective Time, each Company stock option that is not listed on Disclosure Schedule 2.2(c) shall be cancelled and extinguished and shall not be entitled to receive any consideration pursuant to this Agreement.
          (d) Cancellation of Company Owned Stock. Each share of Company Capital Stock held by the Company or any direct or indirect subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished as of the Effective Time.

          (e) Withholding Taxes. The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement. Any such amounts shall be withheld or deducted from the Merger Cash payable to the Shareholder, provided that if such Merger Cash is insufficient to satisfy the full amount to be withheld or deducted, the remainder shall be satisfied out of the Merger Shares issuable to the Shareholder. The number of Merger Shares, if any, to be used to satisfy the remaining amount required to be so deducted or withheld shall be determined by dividing such remaining amount by the Closing Price, rounded to the nearest whole share (with 0.5 of a share rounded up). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (f) Shareholder Loans. In the event that any Shareholder has outstanding loans from the Company or any of its Subsidiaries as of the Effective Time, the consideration payable to such Shareholder pursuant to this Section 1.6 shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such Shareholder’s loans as of the Effective Time. Any such amounts shall be deducted from the Merger Cash payable to the Shareholder, provided that if such Merger Cash is insufficient to satisfy the full amount of the outstanding principal plus accrued interest, the remainder shall be satisfied out of the Merger Shares issuable to the Shareholder. The number of Merger Shares, if any, to be used to satisfy the remaining amount of the outstanding principal and interest shall be determined by dividing such remaining amount by the Trading Price, rounded to the nearest whole share (with 0.5 of a share rounded up). Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1.6(f). To the extent the consideration payable to such Shareholder is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Shareholder.
          (g) Capital Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of capital stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
          (h) Shares Subject to Vesting. Each share of Parent Common Stock issued in exchange for shares of Company Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other terms and conditions set forth in the Plan, as applicable, and the agreements relating thereto, as in effect immediately prior to the Effective Time (including any requirement that any unvested shares be held in escrow), and the certificate representing such shares of Parent Common Stock may accordingly be marked with appropriate legends in the discretion of Parent.
          (i) Aggregate Common Stock Consideration Amount Adjustment.
               (i) Closing Reports. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement of accounts receivable as of the Closing Date (the “Closing Accounts Receivable Statement”) and a statement, prepared in good faith, of the estimated amount of Assumed Liabilities (as defined below) of the Company as of the Closing Date (the “Closing Statement of Assumed Liabilities”), which statements shall be in form and substance reasonably satisfactory to Parent. As used in this Section 1.6, “Assumed Liabilities” shall mean the total liabilities of the Company as of the Closing Date, determined in accordance with GAAP (other than the Option Cash, which is a liability of the

Company that will be assumed by Parent in connection with the Merger, but shall not be referred to in this Section 1.6 as an “Assumed Liability”), for the following types of liability, (i) accounts payable, (ii) accrued expenses, (iii) payroll and benefits of Persons who will be employees of the Company as of the Closing, (iv) $255,000 payable to persons who are holders of Company Options as of the date hereof in accordance with the terms of the Company’s accounts receivable plan (the “A/R Plan”), and (v) certain payables identified and agreed by the parties, as well as any payroll or related Taxes.
               (ii) Post-Closing Reports. Within fifty (50) calendar days following the Closing Date, Parent shall furnish the Shareholder Representative with a report which shall set forth, in reasonable detail, the amount of Assumed Liabilities of the Company as of the Closing Date (the “Company Assumed Liabilities Report”). In making such determination, Parent shall prepare a balance sheet of the Company as of the Closing Date and shall include such balance sheet as part of the Company Assumed Liabilities Report. Furthermore, within fifty (50) calendar days following the Closing Date, Parent shall furnish the Shareholder Representative with a report which shall set forth the amounts collected by Parent or the Company since the Closing Date with respect to accounts that were set forth on the Closing Accounts Receivable Statement (the “Company Accounts Collected Report”).
               (iii) Disputes.
                    (1) Subject to clause (2) of this Section 1.6(i)(iii), the Company Assumed Liabilities Report and the Company Accounts Collected Report shall be final, binding and conclusive on the Parent, the Shareholder Representative and the Shareholders.
                    (2) The Shareholder Representative may dispute any amounts reflected on the Company Assumed Liabilities Report (but not on the Company Accounts Collected Report), but only to the extent the amount of Assumed Liabilities set forth therein exceeds the estimated amount of Assumed Liabilities set forth in the Closing Statement of Assumed Liabilities and only on the basis that the amounts reflected therein were not arrived at in accordance with GAAP or were arrived at based on mathematical or clerical error; provided, however, that the Shareholder Representative shall have notified the Parent in writing as to each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within ten (10) Business Days of the Parent’s delivery of such Company Assumed Liabilities Report. In the event of such a dispute, the Parent independent auditors (“Parent’s Accountants”) and the Company’s former accountants (which shall have been retained by the Shareholder Representative) shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties thereto. If the Parent’s Accountants and the Company’s former accountants are unable to reach a resolution to such dispute within twenty (20) Business Days after receipt of written notice of such dispute, the dispute shall be submitted to an independent accounting firm of international reputation (“Independent Accounting Firm”) mutually acceptable to Parent and Shareholder Representative, which shall within twenty (20) Business Days after submission, determine and report to the Parent and Shareholder Representative the resolution of such disputed items, and such report shall be final, binding and conclusive on the Parent and the Shareholder Representative and the Shareholders.
                    (3) The Company Assumed Liabilities Report shall be deemed final for purposes of this Section 1.6(h) upon the earliest of (x) failure of the Shareholder Representative to notify Parent of a dispute within ten (10) Business Days of Parent’s delivery of the Company Assumed Liabilities Report, (y) the resolution of all disputes by the Parent’s Accountants and the Company’s former accountants, and (z) the resolution of all disputes by the Independent Accounting Firm. If the difference between the amounts set forth on the Company Accounts Collected Report minus the amount of Assumed Liabilities as set forth in the Company Assumed Liabilities Report as deemed final by the parties (the “Final Assumed Liability Differential”) is greater than zero (a positive amount), then within five (5) Business Days of the Company Assumed Liabilities Report being deemed final, Parent shall make payment of an amount equal to such difference to the Total Holdback Amount; provided, however, that such amount shall not be used to compensate Indemnified Parties for any Losses suffered and shall only be applied towards Shareholder Representative Expenses pursuant to Section 7.5(b). If the Final Assumed Liability Differential is less than zero (a negative amount) (such amount, the “Final Assumed Liability Adjustment”), such amount shall be paid from the Total Holdback Amount in accordance with Section 7.4(d).
     1.7 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such holder’s dissenters’ rights (the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by California Law.
          (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares who is otherwise entitled to exercise dissenters’ rights under the California Law shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under California Law then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 1.8 and Section 7.4 hereof, upon surrender of the certificate representing such shares. Any such holder of shares of Company Capital Stock who shall effectively withdraw or lose such dissenters’ rights shall execute and deliver to Parent the Shareholder Certificate substantially in the form attached hereto as Exhibit C, as required under Section 7.2 hereof prior to such holder’s receipt of the applicable consideration pursuant to Section 1.6 hereof.
          (c) The Company shall give Parent (i) prompt notice of any written demand for the exercise of dissenters’ rights, withdrawals of such demands, and any other instruments served to or received by the Company pursuant to the applicable provisions of California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Shareholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Shareholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VII hereof the amount of such Dissenting Share Payments to the extent that such Dissenting Share Payments exceed the consideration that such dissenting Shareholders would have received in the Merger had no Dissenting Share Payments been made.

     1.8 Surrender of Certificates.
          (a) Exchange Agent. The Secretary of Parent, or a Person selected by Parent, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.
          (b) Parent to Provide Parent Common Stock and Cash. As soon as reasonably practicable (but in any event within five (5) Business Days) following the Closing Date, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the Closing Merger Consideration, comprising shares of Parent Common Stock issuable and cash payable pursuant to Section 1.6(b)(iii) hereof in exchange for outstanding shares of Company Common Stock. Parent shall reserve the Total Holdback Amount pursuant to Section 1.6(b)(iv), comprising shares of Parent Common Stock issuable and cash payable on Holdback Distribution Date, subject to reduction as required to satisfy the indemnification obligations pursuant to Article VII.
          (c) Exchange Procedures. As soon as reasonably practicable (but in any event within five (5) Business Days) following the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal in Parent’s standard form to each Shareholder at the address set forth opposite each such person’s name on the Spreadsheet. After receipt of such letter of transmittal and any other customary documents that Parent or the Exchange Agent may reasonably require in order to effect the exchange (the “Exchange Documents”), the Shareholders will surrender the certificates representing their shares of Company Common Stock (the “Company Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.8(e) hereof, the holder of such Company Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, no later than thirty (30) days thereafter, a certificate representing the number of whole shares of Parent Common Stock and the cash payment to which such holder is entitled pursuant to Section 1.6 hereof (less such holder’s respective portion of the Total Holdback Amount to be held back pursuant to Section 1.8(b) hereof and Article VII hereof, if any), and the Company Certificate so surrendered shall be cancelled. Until so surrendered, each Company Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the number of full shares of Parent Common Stock and cash into which such shares of Company Common Stock shall have been so converted. No portion of the Total Consideration will be paid to the holder of any unsurrendered Company Certificate with respect to shares of Company Common Stock formerly represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate and the Exchange Documents pursuant hereto.
          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
          (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
     1.9 No Further Ownership Rights in Company Capital Stock. The shares of Parent Common Stock issued and cash paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof, and the cash payable by the Company in respect of the cancellation and extinguishment of the Company Options, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock and Company Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock or Company Options which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.
     1.10 Lost, Stolen or Destroyed Certificates. In the event any Company Certificates with respect to Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may direct or (ii) provide an indemnification agreement in form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
     1.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and the Surviving Corporation and the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
     1.12 Treatment as Reorganization. Parent and Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations and agree to report the Merger as a reorganization within the meaning of Section 368(a) of the Code to the extent permitted by applicable law. Notwithstanding the foregoing, Parent makes no representations or warranties to the Company, the Company Shareholders or to any other securityholder of the Company regarding the tax treatment of the Merger or any of the tax consequences to the Company, the Company Shareholders or any other securityholder of the Company relating to the Merger, this Agreement, or any of the other transactions or agreements contemplated hereby. The Company and the Company Shareholders acknowledge that they and the other securityholders are relying solely on their own tax advisors in connection with the Merger, this Agreement and the other transaction and agreements contemplated hereby.
     1.12 Adjustment to Merger Consideration. Notwithstanding anything else in this Agreement to the contrary, immediate prior to the payment of the Closing Merger consideration, the number of Merger Shares shall be increased, and the amount of Merger Cash shall be decreased to the minimum extent necessary so that the fraction, the numerator of which is the product of the Merger Shares and the average of the high and low trading price of Parent common stock on the Closing Date (“Closing Share Value”), and the denominator of which is the sum of the Closing Share Value and the Merger Cash, equals or exceeds eighty and one-tenths percent (80.1%). For purposes of the foregoing, any adjustments to the number of Merger Shares and the amount of Merger Cash shall be made by reference to the Trading Price. A similar adjustment shall be made with respect to the cash, if any, to be paid to shareholders exercising dissenter’s rights.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule (each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article II to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article II delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”, dated as of the date hereof, as follows:
     2.1 Organization of the Company.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. The Company has delivered a true and correct copy of its Articles of incorporation, as amended to date (the “Articles of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.
          (b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights and also separately lists any other Person with rights to indemnification from the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.
          (c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business.

     2.2 Company Capital Structure.
          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 2,298,500 shares are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule. The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule which further sets forth for each such person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any shareholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any shareholder of the Company) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents. Except as contemplated in Section 1.6(c)(i) with respect to Company Options, the Company does not have any liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or Company Options, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.
          (b) Section 2.2(b) of the Disclosure Schedule sets forth for all holders of Company Common Stock, the name of the holder of such Company Common Stock, the repurchase price of such Company Common Stock, the date of purchase of such Company Common Stock and the vesting schedule for such Company Common Stock, including the extent vested to date, whether the vesting of such Company Common Stock is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions) and whether, to the Knowledge of the Company, the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Common Stock.
          (c) Except for the Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 500,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company or any of its Subsidiaries upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 500,000 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 500,000 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date hereof and (iii) no shares remain available for future grant. As of the date hereof, all Company Options have been issued under the Plan. Except as described above, there are no other Company Options outstanding. Section 2.2(c) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the type of entity of such holder, and any ultimate parent entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, the vesting schedule for such option or warrant, including the extent vested to date and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including an accurate summary of any such acceleration provisions), whether such option was issued under the Plan and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. The terms of the Plan and the applicable agreements for each Company Option permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Shareholders or otherwise and, if so assumed, without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all forms of agreements used by the Company to grant Company Options have been provided to Parent and such forms of agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.
          (d) Except for the Company Options listed on Section 2.2(c) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement except for repurchases of restricted Company Common Stock upon termination of employment. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries. There are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.
          (e) No employee, officer, director or shareholder of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted to any of them other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company and (iii) for other standard employee benefits made generally available to all employees.
          (f) Upon the receipt of the Requisite Shareholder Vote, the allocation of the Merger Shares set forth in Section 1.6(b) will be consistent with the Articles of Incorporation of the Company.
     2.3 Subsidiaries. Section 2.3(a) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity in which the Company owns, or has owned, any shares of capital stock or holds, or has held, any interest in, or otherwise controls, or has controlled, directly or indirectly. Section 2.3(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Each entity listed on Section 2.3(a) of the Disclosure Schedule that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including taxes, with respect to any such entity. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. A true and correct copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the date hereof, has been delivered to Parent. Section 2.3(c) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement. All of the outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which it is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.
     2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the Shareholders. The vote required to approve this Agreement and the transactions contemplated hereby by the Shareholders is set forth in Section 2.4 of the Disclosure Schedule. This Agreement and the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Company. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with its terms.
     2.5 No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (ii) any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals as are required under any Contracts in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
     2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including a party to any Material Contract with the Company or any of its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified on Section 2.6 of the Disclosure Schedule, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of California, (iv) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Shareholders and (v) the consents identified on Section 2.5 of the Disclosure Schedule.
     2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) unaudited consolidated balance sheet as of June 30, 2007 (the “Balance Sheet Date”), and the related consolidated statements of income, cash flow and shareholders’ equity for the twelve (12) month period then ended (the “Financials”). The Financials are true and correct in all material respects and present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, except that the Financials have been prepared in accordance with the cash method accounting, which do not reflect the Company’s consolidated financial condition, operating results and cash flows in accordance with generally accepted accounting principles. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
     2.8 Internal Controls. The Company and each of its Subsidiaries has established and uses its commercially reasonable efforts to adhere to and enforce, a system of internal accounting controls designed to ensure the reliability of financial reporting and the preparation of financial statements in accordance with the cash method of accounting (including the Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with the cash method of accounting, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries (including any Employee thereof) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud or other wrongdoing that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.
     2.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with the cash method of accounting), except for those which (i) have been reflected in the Current Balance Sheet or, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof and are reflected in the Closing Statement of Assumed Liabilities.
     2.10 No Changes. Since the Balance Sheet Date, there has not been, occurred or arisen any:
          (a) material transaction by the Company or any of its Subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;
          (b) modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;
          (c) expenditure, transaction or commitment exceeding $20,000 individually or $50,000 in the aggregate or any commitment or transaction of the type described in Section 2.13 hereof in any case by the Company or any of its Subsidiaries;
          (d) payment, discharge, waiver or satisfaction, in any amount in excess of $20,000 in any one case, or $50,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of its Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;
          (e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or any of its Subsidiaries (whether or not covered by insurance);
          (f) employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;
          (g) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries;
          (h) adoption of or change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
          (i) revaluation by the Company or any of its Subsidiaries of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

          (j) except as set forth in Section 2.10(j) of the Disclosure Schedule, any declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or any split, combination or reclassification in respect of any shares of Company Capital Stock or the capital stock of any Subsidiary, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options or Company Common Stock subject to vesting;
          (k) except as expressly provided for in this Agreement, including without limitation, the Company’s obligation to pay deferred compensation as provided for in Section 1.6(b)(i)(i) of this Agreement, increase in or other change to the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or any of its Subsidiaries of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;
          (l) material agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any of its Subsidiaries is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any material agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any of its Subsidiaries is a party or by which it or any of their assets are bound;
          (m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company or any of its Subsidiaries, including the sale of any accounts receivable of the Company or any of its Subsidiaries, or any creation of any security interest in such assets or properties other than in the ordinary course of business consistent with past practices;
          (n) loan by the Company or any of its Subsidiaries to any Person except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices, or purchase by the Company or any of its Subsidiaries of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;
          (o) incurring by the Company or any of its Subsidiaries of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;
          (p) waiver or release of any right or claim of the Company or any of its Subsidiaries, including any waiver, release or other compromise of any account receivable of the Company or any of its Subsidiaries;
          (q) (i) commencement or settlement of any lawsuit by the Company or any of its Subsidiaries, or (ii) commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries or relating to any of their businesses, properties or assets, or to the Knowledge of the Company, any reasonable basis for any of the foregoing;
          (r) notice of any claim or potential claim of ownership, interest or right by any person other than the Company or any of its Subsidiaries of the Company Intellectual Property owned by or developed or created by the Company or any of its Subsidiaries or of infringement by the Company or any of its Subsidiaries of any other Person’s Intellectual Property;
          (s) issuance, grant, delivery, sale or purchase, or proposal, contract or agreement to issue, grant, deliver, sell or purchase, by the Company or any of its Subsidiaries, of any shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries, or any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for (i) issuances of Company Capital Stock upon the exercise of Company Options or (ii) prior to the date hereof, the grant of restricted Company Common Stock or options to purchase Company Common Stock to employees of the Company under the Plan;
          (t) (i) sale, lease, license or transfer of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to Company Intellectual Property with any Person or with respect to the Intellectual Property of any Person except in the ordinary course of business consistent with past practice, or (ii) purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any Person, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party (other than entering into Employee Proprietary Information Agreements with new employees), or (iv) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;
          (u) agreement or modification to any Contract pursuant to which any other party is or was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;
          (v) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;
          (w) purchase or sale of any interest in real property, granting of any security interest in any real property or lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company or any of its Subsidiaries;
          (x) acquisition by the Company or any Subsidiary or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company or its Subsidiaries;
          (y) grant by the Company or any Subsidiary of any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements disclosed in the Disclosure Schedule;

          (z) except as expressly provided for in this Agreement, adoption or amendment of any Company Employee Plan, execution or amendment of any Employee Agreement, or payment or agreement by the Company or any Subsidiary to pay any bonus or special remuneration to any director or employee, or increase or modify the salaries, wage rates or other compensation (including any equity-based compensation) of any Employee other than as may be required by applicable laws;
          (aa) execution of any strategic alliance, affiliate or joint marketing arrangement or agreement by the Company or any Subsidiary;
          (bb) any action to accelerate the vesting schedule of any Company Options or Company Common Stock;
          (cc) hiring, promotion, demotion or termination or other change to the employment status or title of any employees;
          (dd) alteration of any interest of the Company or any Subsidiary in a Subsidiary or any corporation, association, joint venture, partnership or business entity in which the Company or any Subsidiary directly or indirectly holds any interest;
          (ee) cancellation, amendment or renewal of any insurance policy of the Company or any Subsidiary; or
          (ff) agreement by the Company or any of its Subsidiaries, or any officer or employees on behalf of the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (ee) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).
     2.11 Accounts Receivable.
          (a) The Company has made available to Parent a list of all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.
          (b) All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with the cash method of accounting, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with the cash method of accounting). No person has any Lien on any accounts receivable of the Company and its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries.
     2.12 Tax Matters.
          (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.12(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
          (b) Tax Returns and Audits.
               (i) The Company and each of its Subsidiaries have (a) prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all Taxes they are required to pay or established adequate reserves on the Current Balance Sheet for such Taxes.
               (ii) The Company and each of its Subsidiaries have withheld with respect to their respective Employees and other third parties, all federal, state and foreign income Taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld, and have timely paid all such Taxes to the appropriate authorities.
               (iii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
               (iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.
               (v) As of the date of the Current Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.
               (vi) The Company has provided to Parent or its legal counsel, copies of all Returns for the Company and its Subsidiaries filed for the previous four taxable years.
               (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Permitted Liens. Neither the Company nor any of its Subsidiaries has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien (other than Permitted Liens) on the assets of the Company or any of its Subsidiaries.

               (viii) None of the Company’s or any of its Subsidiaries’ assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.
               (ix) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
               (x) The Company’s and each of its Subsidiaries’ tax basis in their respective assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on the Company’s and its Subsidiaries’ Tax books and records.
               (xi) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (xii) No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company, informally by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.
               (xiii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
               (xiv) None of the Company or any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treas. Reg. §1.6011-4(b), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).
               (xv) The Company is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any income tax treaty). The Company is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a branch, permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for royalty income for which any income Tax is satisfied through withholding. The Company is not liable for any Tax as the agent of any other person or business and does not constitute a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.
               (xvi) The Company will not be required to include any material income or gain or exclude any material deduction or loss from taxable income for any taxable year after the Closing Date as a result of (a) any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code, deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in each case, under any similar provision of applicable law), (b) installment sale or open transaction disposition or (c) prepaid amount.
               (xvii) No relief (including by way of deduction, reduction, set-off, exemption or otherwise) from, against or in respect of any Tax or charge has been claimed by or given to the Company or any of its Subsidiaries which could be withdrawn, postponed, restricted or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at any time before the date hereof or as a result of entering into this Agreement.
               (xviii) No power of attorney (or similar authority) relating to Tax matters, Tax audits or Returns has been granted with respect to the Company or any of its Subsidiaries.
               (xix) The prices for any property or services (or for use of any property) charged by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of any applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.
               (xx) No claim has been made by any governmental entity in any jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any such Subsidiary may be subject to taxation by that jurisdiction.
               (xxi) The Company and each of its Subsidiaries have complied in all respects with all applicable laws relating to the withholding and payment of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under such laws.
          (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.
     2.13 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     2.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

          (a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of their business (the “Leased Real Property”), and a copy of each lease, license, sublease or other occupancy right and each amendment thereto.
          (b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or any of its Subsidiaries is bound, other than those identified in Section 2.14(a) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. There are no other parties occupying or with a right to occupy, the Leased Real Property, except as set forth in Section 2.14(a) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.
          (c) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company or any of its Subsidiaries on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon. There is not existing, the Company has not received any notice of, and to the Knowledge of the Company, there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or, to the Company’s Knowledge, zoning action or proceeding, with respect to any portion of the Leased Real Property.
          (d) The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby and (iii) Permitted Liens.
          (e) All material items of equipment (the “Equipment”) owned or leased by the Company or any of its Subsidiaries is in good operating condition, regularly and properly maintained, subject to normal wear and tear.
          (f) The Company and each of its Subsidiaries has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer

Information”). No person other than the Company or its wholly owned Subsidiaries possesses any claims or rights with respect to use of the Customer Information.
     2.15 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Company or its Subsidiaries.
               “Company Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.
               “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates (“Patent”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) the protection of trade and industrial secrets and confidential information (“Trade Secrets”), (iv) trademarks, trade names and service marks (“Trademarks”), (iv) other proprietary rights relating or with respect to the protection of Technology, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover damages for the infringement or misappropriation of for any of the foregoing.
               “Object Code” shall mean software, including GDSII files, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly or from which semiconductor mask works can be derived.
               “Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (an “Open Source License”), including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.
               “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi public legal authority.
               “Source Code” shall mean software and code, including RTL, other than Object Code form, including related comments and annotations, help text, data and data structures, instructions and procedural, object oriented and other code, which may be printed out or displayed in human readable form or from which Object Code can be derived by compilation or otherwise.
               “Technology” shall mean any or all of the following (i) works of authorship including computer programs, Source Code, and executable code, RTL, GDSII files, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.
          (b) Section 2.15(b) of the Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by or filed in the name of Company or any of its Subsidiaries (collectively the “Company Registered Intellectual Property”). The Company Registered Intellectual Property is valid and subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned. There are no actions that must be taken by the Company or any of its Subsidiaries within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.
          (c) Except as set forth in Section 2.15(c) of the Disclosure Schedule, all Company Intellectual Property is owned exclusively by Company or one or more of its Subsidiaries free and clear of any Liens. Neither the Company nor any of its Subsidiaries has transferred ownership of, in whole or in part, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were Company Intellectual Property.
          (d) Except as set forth on Section 2.15(d) of the Disclosure Schedule, all Company Intellectual Property used in or necessary to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.
          (e) Except as set forth in Section 2.15(e) of the Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened (and at no time since the date of the Company’s incorporation has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of the Company’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third party or challenging the ownership, validity, enforceability or registerability of any Company Intellectual Property. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict the Company’s or any of its Subsidiaries’ rights to use, license or transfer any Company Intellectual Property, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require the Company or any of its Subsidiaries to license or transfer any Company Intellectual Property.
          (f) The conduct of the business of the Company and its Subsidiaries (including the making, using, selling, offering, performing and distributing any products or services) has not, and does not as currently conducted, infringe upon, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party.
          (g) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property Rights owned by the Company or such Subsidiary that is material to the business of the Company and its Subsidiaries as currently conducted.
          (h) All Company Intellectual Property is, and following the transactions contemplated hereby shall be freely transferable, alienable and exportable without the consent of, or notice to any Governmental Entity or third party or the payment of any kind.
          (i) No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property that has been licensed to the Company or any of its Subsidiaries.
          (j) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property. No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.
          (k) The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company Intellectual Property.
          (l) To the Company’s Knowledge, no third party is misappropriating, infringing, diluting or violating any material Company Intellectual Property. Neither Company nor any of its Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal against any third party with respect to any Company Intellectual Property which remain unresolved as of the date hereof.
          (m) Except as set forth in Section 2.15(m) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) granted, or is obligated to grant, access or rights to any of its Source Code in or for any Company Product, (ii) made its Source Code for any Company Product subject to any Open Source License or combined or distributed any Company Products with Open Source Materials, or (iii) licensed or has granted a third party the right to obtain any Source Code for or in any Company Product (including in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any Source Code). None of the Company Products contains any third party software subject to an Open Source License.
          (n) Except as set forth in Section 2.15(n) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation to pay any third party any royalties or other fees in excess of $20,000 in the aggregate in calendar year 2007 with respect to any Intellectual Property Rights of a third party and no obligation to pay such royalties or other fees will result from the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.
          (o) Section 2.15(o) of the Disclosure Schedule lists all Contracts whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the company, any of its Subsidiaries or such other person of the Intellectual Property Rights of any person other than the Company or any of its Subsidiaries.
          (p) Section 2.15(p) of the Disclosure Schedule list all Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property Right or Technology (“In-Licenses”) other than Contracts with respect to Technology that is commercially available for an aggregate fee of less than $10,000.00.
          (q) Section 2.15(q) Disclosure Schedule list all Contracts pursuant to which the Company or any of its Subsidiaries has granted a third party or affiliate any rights or licenses to any Company Intellectual Property other than non-exclusive licenses granted in the ordinary course in connection with the sale or distribution of Company Products (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”).
          (r) Neither the Company nor any of its Subsidiaries is in violation of any IP License that is material to the business of the Company or any of its Subsidiaries or where the breach thereof is likely to result in a claim by or against the Company. The consummation of the transactions contemplated hereby will not result or cause (i) the breach by the Company or any of its Subsidiaries of any IP License, (ii) the impairment or restriction of any right or licenses granted to the Company or any of its Subsidiaries under an In-License, or (iii) the Company or any of its Subsidiaries to grant, or expand the scope of a prior grant, of any rights to any material Company Intellectual Property to a third party (including by the release of any Source Code of Company).
          (s) Section 2.15(s) of the Disclosure Schedule lists all (i) Contracts pursuant to which any third party supplies components to the Company that are used in the production of Company Products, (ii) Contracts with distributors of Company Products, (iii) Contracts with the top ten (10) suppliers as measured in accordance with Section 2.29(a) and (iv) Contracts with the top ten (10) customers as measured in accordance with Section 2.29(b).
          (t) Section 2.15(t) of the Disclosure Schedule lists all Company Products. The Company has provided Parent a schedule of product releases which schedule is included in Section 2.15(t) of the Disclosure Schedule. The Company has a good faith reasonable belief that it can achieve the release of products on such schedule of product releases and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.
          (u) Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.15(u) of the Disclosure Schedule and warranties implied by law (other than non-exclusive licenses granted in connection with the sale of Company Products or related support and maintenance agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Company’s standard forms of agreement including attachments (copies of which have been provided to Parent)), neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.
          (v) Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any

Intellectual Property Rights owned by, or licensed to, any of them prior to the Closing, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
     2.16 Agreements, Contracts and Commitments. Except as set forth in Section 2.16 of the Disclosure Schedule (specifying the appropriate paragraph):
          (a) Neither the Company nor any of its Subsidiaries is a party to, nor is it bound by:
               (i) any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant, contractor, or salesperson, any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization except (1) on the Company’s standard form of offer letter or (2) as otherwise may be required by applicable law;
               (ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) any fidelity or surety bond or completion bond;
               (iv) any lease of personal property having a value in excess of $20,000 individually or $50,000 in the aggregate;
               (v) any agreement of indemnification or guaranty except for the warranties and indemnities (a) contained in those contracts and agreements set forth in Section 2.16(a)(v) of the Disclosure Schedule (other than non-exclusive licenses granted in connection with the sale of Company products or related support and maintenance agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Company’s standard forms of agreement including attachments (copies of which have been provided to Parent)), and (b) warranties implied by law;
               (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $20,000 individually or $50,000 in the aggregate;
               (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
               (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
               (ix) any purchase order for the purchase of materials involving in excess of $20,000 individually or $50,000 in the aggregate;

               (x) any construction contracts;
               (xi) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement (other than non-exclusive licenses granted in connection with the sale of Company products or related support and maintenance agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard forms agreement including attachments (copies of which have been provided to Parent));
               (xii) any agreement, contract or commitment to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
               (xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or any of its Subsidiaries (other than non-exclusive licenses granted in connection with the sale of Company products or related support and maintenance agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard forms agreement including attachments (copies of which have been provided to Parent); or
               (xiv) any other agreement, contract or commitment that involves $20,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within 30 days.
          (b) Each Material Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or its Subsidiaries, as the case may be, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company or the applicable Subsidiary and, to the Knowledge of the Company, any other party thereto. The Company and each of its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any such Material Contract, nor to the Knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any such Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company, its Subsidiaries or any such other party. True and complete copies of each Material Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.16 (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Parent.
          (c) The Company and each of its Subsidiaries have fulfilled all material obligations required pursuant to each Material Contract to have been performed by the Company prior to the date hereof, and, without giving effect to the Merger, the Company will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.
          (d) All outstanding indebtedness of the Company or its Subsidiaries may be prepaid without penalty.
     2.17 Interested Party Transactions. Except as set forth in Section 2.17 of the Disclosure Schedule, no officer or director or, to the Company’s Knowledge, other Shareholder of the Company or any of its Subsidiaries (nor any parent, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17. To the Company’s Knowledge, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Shareholders.
     2.18 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company and each Subsidiary, as the case may be. The Company and its Subsidiaries are and have been at all times in compliance, in all material respects, with all Company Authorizations. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets.
     2.19 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to California Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.
     2.20 Minute Books. The minutes of the Company and each of its Subsidiaries delivered to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Shareholders, the Board of Directors of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.

     2.21 Environmental Matters.
          (a) Hazardous Material. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable foreign, federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained, (a “Hazardous Material”). Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, no Hazardous Materials are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Company’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. Neither the Company nor any of its Subsidiaries currently sells (i) any products containing Hazardous Materials that will be banned or restricted by the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) directive (“RoHS”) or (ii) any products for which it is required to pay a waste fee under California law. To the Knowledge of the Company, there are no facts or circumstances likely to prevent or delay the ability of the Company or any of its Subsidiaries to comply, when required, with RoHS. The Company and its Subsidiaries are in compliance in all material respects with the registration and labeling requirements of the Waste Electrical and Electronic Equipment Directive (2002/96/EC).
          (b) Hazardous Materials Activities. The Company and each of its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws and in a manner that would not be reasonably likely to result in material liability to the Company or any of its Subsidiaries. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person. For the purposes of this Section 2.21(b), the term “Hazardous Materials Activities” shall mean the transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements.
          (c) Permits. The Company and each of its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of their Hazardous Material Activities, and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted and as currently contemplated to be conducted.
          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the

Company or any of its Subsidiaries. The Company has no Knowledge of any fact or circumstance that could involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability.
          (e) Reports and Records. The Company and each of its Subsidiaries have delivered to Parent all records in the Company’s or each such Subsidiary’s possession, custody or control concerning the Hazardous Materials Activities of the Company and each of its Subsidiaries relating to their business and all environmental audits and environmental assessments of any Leased Real Property, or otherwise in the possession, custody or control of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.
     2.22 Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 2.22(a) of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
     2.23 Employee Benefit Plans and Compensation.
          (a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
               “CFRA” shall mean the California Family Rights Act of 1993, as amended.
               “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, and with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation.
               “DOL” shall mean the United States Department of Labor.
               “Employee” shall mean any current or former employee, consultant or director of the Company, any of its Subsidiaries or any ERISA Affiliate.
               “Employee Agreement” shall mean each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Common Stock) between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee.

               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               “ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
               “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
               “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
               “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or is maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
               “International Employees” means any Employee who performs services outside of the United States and whose principal place of employment is outside the United States.
               “IRS” shall mean the United States Internal Revenue Service.
               “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
               “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (b) Schedule. Section 2.23(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither Company nor any of its Subsidiaries has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law), or to enter into any Company Employee Plan or Employee Agreement except for entering into at-will offer letters for Persons to be employees in the United States or entering into Employment Agreements with International Employees in each case as previously disclosed to Parent in writing, or as required by this Agreement. Section 2.23(b)(2) of the Disclosure Schedule sets forth a table setting forth the name and annual base salary of each employee of the Company and each of its Subsidiaries as of the date hereof. To the Knowledge of the Company, no employee listed on Section 2.23(b)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 2.23(b)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that currently have a consulting or advisory relationship with the Company or any of its Subsidiaries.
          (c) Documents. The Company and each of its Subsidiaries has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets,

(iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan, (xii) all HIPAA Privacy Notices and all Business Associate Agreements to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (d) Employee Plan Compliance. The Company and each of its Subsidiaries has performed in all material respects, all obligations required to be performed by them under, is not in default or violation of, and the Company and each of its Subsidiaries has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. To the Company’s Knowledge, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is currently subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code and no such penalty or tax is reasonably anticipated. The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) No Pension Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
          (f) No Self-Insured Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies) and no Company Employee Plan is self-insured.

          (g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) Retiree Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
          (i) COBRA; FMLA; CFRA; HIPAA. The Company, each of its Subsidiaries and each ERISA Affiliate has, prior to the Effective Time, materially complied with COBRA, FMLA, CFRA and HIPAA.
          (j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.
          (k) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.23(k) of the Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.
          (l) Section 409A. No compensation shall be includable in the gross income of any Employee as a result of the operation of the Code Section 409A with respect to any arrangements or agreements in effect prior to the Effective Time.
          (m) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending or threatened against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy. The services provided by each of the Company’s, each Subsidiary’s and their ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates. To the Knowledge of the Company, neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
          (n) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries does presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year as measured from the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.
          (o) No Interference or Conflict. To the Knowledge of the Company, no Shareholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.
          (p) International Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.
          (q) 401(k) Fees. To the Company’s Knowledge, the termination of a 401(k) Plan will not trigger liquidation charges, surrender charges or other related fees (“401(k) Fees”).
     2.24 Insurance. Section 2.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, any of its Subsidiaries or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company, any of its Subsidiaries or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company, its Subsidiaries and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since 2001 (with the exception of directors’ and officers’ insurance, which has been in effect since 2002) and remain in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company, any of its Subsidiaries nor any affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     2.25 Compliance with Laws. The Company and each of its Subsidiaries has complied in all material respects with, is not in violation of in any material respect, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.
     2.26 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:
          (a) The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);
          (b) The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;
          (c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;
          (d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and
          (e) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.
          (f) Section 2.26(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.
     2.27 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt

Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
     2.28 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.28 of the Disclosure Schedule (other than non-exclusive licenses granted in connection with the sale of Company products or related support and maintenance agreements that have been entered into in the ordinary course of business consistent with past practices that do not differ from the Company’s standard forms of agreement including attachments (copies of which have been provided to Parent)) and warranties implied by law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.
     2.29 Substantial Customers and Suppliers.
          (a) Section 2.29(a) of the Disclosure Schedule lists the 10 largest customers of the Company and its Subsidiaries on the basis of revenues collected or accrued for the twelve month period ending on the Balance Sheet Date.
          (b) Section 2.29(b) of the Disclosure Schedule lists the 10 largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for the twelve month period ending on the Balance Sheet Date.
          (c) Except as disclosed in Section 2.29(c) of the Disclosure Schedule, no such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company and its Subsidiaries since the beginning of such twelve month period, (ii) to the Knowledge of the Company, overtly threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Company been threatened with bankruptcy or insolvency.
     2.30 Complete Copies of Materials. The Company has delivered true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.
     2.31 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
     2.32 Consent Solicitation. All information furnished on or in any document mailed, delivered or otherwise furnished or to the be mailed, delivered or otherwise furnished to Shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and the other matters contemplated by Section 5.7 hereof, did not and will not, as the case may be, contain any untrue statement of a material fact and did not and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

     2.33 Director and Officer Indemnification. There are no pending claims for indemnification that have been made by any officer or director of the Company and, to the Company’s Knowledge, there is no reasonable basis therefor.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     3.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed or in good standing would have a Parent Material Adverse Effect.
     3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no further corporate action is required on the part of the Parent and Sub to authorize the Agreement and the Merger. This Agreement has been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms.
     3.3 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable foreign merger control regulations, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of California and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect.
     3.4 Parent Common Stock. The Parent Common Stock which constitutes the Merger Shares has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.
     3.5 No Conflict. The execution and delivery by Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in a Conflict under (i) any provision of the Charter Documents or the organizational documents of Parent or Sub, as amended or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their material respective properties or assets (whether tangible or intangible).

     3.6 SEC Documents. Parent has made available to the Company, by reference to Parent’s and the SEC’s website, Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2006, all quarterly reports on Form 10-Q and reports on Form 8-K and amendments thereto filed by Parent with the SEC since December 31, 2006 and up to the date of this Agreement, if any, and any proxy materials distributed to Parent’s stockholders since December 31, 2006 and up to the date of this Agreement, in each case excluding any exhibits or attachments thereto (the “Parent SEC Filings”). The Parent SEC Filings (a) conformed, as of the dates of their respective filing with the SEC, in all material respects, to the requirements set forth in the instructions for such forms under the Securities Act and the Exchange Act, and (b) when taken together, did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed report with the SEC prior to the date hereof. The financial statements of Parent included in the Parent SEC Filings fairly and accurately represented, in all material respects, the consolidated financial condition of Parent as of their respective dates and Parent’s consolidated results of operations for the respective periods specified therein were prepared in accordance with GAAP (except as indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports on Form 10-Q, as permitted by Article 10 of Regulation S-X and the rules to Form 10-Q of the SEC, and subject, in the case of unaudited statements, to normal year end audit adjustments).
     3.7 No Parent Material Adverse Effect. From June 30, 2007 to the date of this Agreement, there has occurred no event or condition that has had a Parent Material Adverse Effect.
     3.8 Information Supplied. The information about Parent or Sub provided by Parent or Sub in writing to the Company expressly for the purposes of furnishing such information on or in any other document mailed, delivered or otherwise furnished to Shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and the other matters contemplated by Section 5.7 hereof, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading. Notwithstanding the foregoing, neither Parent nor Sub makes any representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents, provided that such information was supplied by the Company expressly for such purpose.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct the business of Company and its Subsidiaries, except to the extent that Parent shall otherwise consent in writing in accordance with Section 4.3 hereof, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company and its Subsidiaries when due (subject to Parent’s review and consent to the filing of any Tax Return, as set forth in Section 4.1(e) below), to pay or perform other obligations when due, and to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and Employees of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving substantially unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time. The Company shall promptly notify Parent of any material event or occurrence involving the Company or any of its Subsidiaries that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. Neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, which consent is to be requested in accordance with Section 4.3 hereof:
          (a) cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;
          (b) undertake any expenditure, transaction or commitment not in the ordinary course of business consistent with past practice and exceeding $20,000 individually or $50,000 in the aggregate or any commitment or transaction of the type described in Section 2.13 hereof (it being understood that ordinary course payroll practice that is consistent with past practice shall not require the consent of Parent);
          (c) pay, discharge, waive or satisfy, in an amount in excess of $20,000 in any one case, or $50,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet or claims, liabilities, rights or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) incurred or to be incurred in the ordinary course of business;
          (d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;
          (e) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Return;
          (f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;
          (g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or split, combine or reclassify any Company Capital Stock or the capital stock of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock or the capital stock of any Subsidiary) except in accordance with the agreements evidencing Company Options or Company Common Stock;
          (h) increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person except pursuant to the terms of Employee Agreements or Company Employee Plans in existence on the date of this Agreement and disclosed in Section 2.23(b)(1) of the Disclosure Schedule;
          (i) sell, lease, license or otherwise dispose of any of the assets or properties of the Company or grant any security interest in any of its properties or assets (other than Company Intellectual Property in accordance with Section 4.1(o)), except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practice;
          (j) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;
          (k) incur any indebtedness for borrowed money, amend the terms of any outstanding loan agreement, guarantee any indebtedness for borrowed money of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;
          (l) waive or release any material right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries;
          (m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets;
          (n) issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Capital Stock or the capital stock of any Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options;
          (o) (i) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person except in the ordinary course of business consistent with past practice, (ii) license any material Intellectual Property outside the ordinary course of business, license any Intellectual Property to be incorporated into any product of the Company, or purchase any Intellectual Property, or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person, (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) propose or consent to any change to pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;
          (p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;

          (q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;
          (r) terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;
          (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company or any of its Subsidiaries;
          (t) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements existing on the date hereof and disclosed in the Disclosure Schedule;
          (u) adopt or amend any Company Employee Plan, enter into or amend any Employee Agreement, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 4.1(u) of the Disclosure Schedule or to meet the requirements of applicable law or as required by this Agreement;
          (v) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;
          (w) take any action to accelerate the vesting schedule of any of the outstanding Company Options or Company Common Stock;
          (x) hire, offer to hire or terminate any Employees, or encourage or otherwise cause any Employees to resign from the Company or any of its Subsidiaries;
          (y) promote, demote, terminate or otherwise change the employment status or titles of any employee;
          (z) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company or any Subsidiary directly or indirectly holds any interest;
          (aa) cancel, amend or renew any insurance policy; or
          (bb) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(aa) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

     4.2 No Solicitation.
          (a) Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any part of the business, properties, assets or technologies of the Company and its Subsidiaries (other than inventory or licenses in the ordinary course of business of the Company), or any amount of the Company Capital Stock or capital stock of any Subsidiary (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer or proposal, an “Acquisition Proposal”), (b) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company and its Subsidiaries, or afford to any Person access to its or their respective properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any Person in connection with an Acquisition Proposal, other than with respect to the purchase of inventory in the ordinary course of business or (d) enter into any agreement with any person relating to an Acquisition Proposal an shall provided copies of all writings provided by such Person in connection with such Acquisition Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above.
          (b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary, or notice by any Person that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any Subsidiary and the terms of any such Acquisition Proposal or modification or amendment to the Acquisition Proposal. The Company shall keep Parent informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.
          (c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of Company shall be deemed to be a breach of this Agreement by Company.
     4.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals:
Patrick J. Harshman
Telephone: (408) 542-2694
Facsimile: (408) 542-2516
E-mail address: patrick.harshman@harmonicinc.com
Robin N. Dickson
Telephone: (408) 542-2661
Facsimile: (408) 542-2516
Email address: robin.dickson@harmonicinc.com
Robert G. Day
Telephone: (650) 493-9300
Facsimile: (650) 493-6811
E-mail address: rday@wsgr.com
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Access to Information. Until the earlier of the termination of this Agreement or the Effective Time, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access at reasonable times during the period from the date hereof through the Effective Time to (i) all of the properties (including for the performance of environmental tests or investigations as Parent may desire), books, contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property (including access to design processes and methodologies and all source code, provided that each individual reviewing source code will enter into a nondisclosure agreement with the Company in a form reasonably acceptable to the Company), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent. Any access to the Company’s offices will be subject to the Company’s reasonable security measures and insurance requirements. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. Until the earlier of the termination of this Agreement or the Effective Time, Parent will provide the Company with copies of such publicly available information about Parent as the Company may request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
     5.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Non-Disclosure Agreement dated March 22, 2007 (the “Nondisclosure Agreement”), between the Company and Parent. Parent and the Company agree that such information will constitute “Confidential Information” as contemplated by the Nondisclosure Agreement, notwithstanding any failure (i) to specifically designate such information as “Confidential,” “Proprietary” or some similar designation and (ii) to confirm in writing that information communicated orally is “Confidential Information.” The Company further acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions or correspondence regarding or transactions in the Parent Common Stock in violation of applicable securities laws.
     5.3 Public Disclosure. Neither Parent nor the Company (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of the Nasdaq Stock Market.
     5.4 Reasonable Efforts.
          (a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z), an “Action of Divestiture”). Nothing herein shall require Parent to litigate with any Governmental Entity.
          (b) Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
     5.5 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement.

No disclosure by the Company pursuant to this Section 5.5 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     5.6 Shareholder Approval. (a) Immediately following the execution of this Agreement, the Company shall deliver to Parent an action by written consent in a form reasonably acceptable to Parent (a “Written Consent”) executed by each of the persons listed on Schedule 5.6 hereof, which Written Consent shall set forth the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby, which shall also include and constitute the irrevocable approval by such Company Shareholders of: (i) the holdback and indemnification obligations of the Company Shareholders set forth in Article VII hereof and (ii) the appointment of David Trescot as the Shareholder Representative.
          (b) Following the execution of this Agreement, the Company shall use commercially reasonable efforts to solicit and obtain the Written Consent of the remaining Company Shareholders to approve and adopt the Agreement and approve the Merger. In connection with such Shareholder approval and as soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, an information statement (the “Information Statement”) for the purpose of soliciting the Written Consent of the Company Shareholders. The Information Statement shall also constitute a disclosure document for the offer and sale of the Merger Shares in the Merger and shall comply with the information requirements of Rule 502(b) promulgated under the Securities Act so that Parent, if it so chooses, may avail itself of the exemption provided by Rule 506 promulgated under the Securities Act. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement or in any amendments or supplements to the Information Statement. Each of the parties hereto will promptly advise the other parties in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Board of Directors of the Company shall recommend to the Shareholders that such Shareholders approve and adopt the Agreement and approve the Merger and the transactions contemplated hereby, and the Information Statement shall contain such recommendation, as well as the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are in the best interests of the Shareholders in the opinion of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.
     5.7 Securities Law Compliance.
          (a) Issuance of Parent Common Stock. Each of Parent, Merger Sub and the Company hereto acknowledges and agrees that the shares of Parent Common Stock issuable to the Shareholders pursuant to Section 1.6 hereof, shall be issued pursuant to an exemption or exemptions from registration under Regulation D promulgated under the Securities Act and the exemption from qualification under the laws of the State of California and other applicable state securities laws. The certificates for shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act and to comply with applicable state securities laws. The Company acknowledges and understands that Parent is relying upon certain written representations made on behalf of each Shareholder in issuing the shares of Parent Common Stock.

          (b) Blue Sky Laws. As promptly as practical after the date of this Agreement, Parent and Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. The Company shall assist Parent as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement .
          (c) Shareholder Certificate. The Company shall deliver or cause to be delivered to Parent, prior to the Closing Date, an executed Shareholder Certificate in substantially the form attached hereto as Exhibit C (the “Shareholder Certificate”) from each Shareholder; provided, however, the Company shall deliver or cause to be delivered to Parent an executed Shareholder Certificate from each Shareholder listed on Schedule 5.7(c) hereto immediately following execution of this Agreement.
          (d) Registration Statement on Form S-3. Parent shall use commercially reasonable efforts to file, as soon as reasonably practicable following the Closing Date, a registration statement on Form S-3 with the SEC covering the resale of the shares of Parent Common Stock issued to the Company Shareholders pursuant to the Merger, provided that if Parent is required to file the Company’s financial statements pursuant Form 8-K, then Parent shall use reasonable commercial efforts to file such Form S-3 as soon as reasonably practicable following such filing on Form 8-K, and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after filing and to keep such Registration Statement effective until the earlier of (i) the date on which all securities included in such Registration Statement have been sold or (ii) the 12 month anniversary of the Closing. Any such registration shall be subject to the terms and conditions set forth in the Declaration of Registration Rights attached hereto as Exhibit D.
          (e) Additional Assurances. At the request of Parent, the Company shall use its commercially reasonable efforts to cause each Shareholder to execute and deliver to Parent such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities laws and corporate laws.
          (f) Board and Shareholder Approval. The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, nor shall the Board of Directors of the Company encourage or solicit the Shareholders to alter, modify, change or revoke their approval of this Agreement, the Merger and the transactions contemplated hereby.
     5.8 Merger Notification.
          (a) To the extent applicable, as soon as may be reasonably practicable, the Company and Parent (and any applicable Shareholder of the Company) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: filings required by the merger notification or control laws or regulations of any other applicable jurisdictions identified in Section 5.8 of the Disclosure Schedule. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.8 to comply in all material respects with applicable law.
          (b) The Company and Parent (and/or any applicable Shareholder of the Company) each shall promptly (i) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Section 5.8(a) and (ii) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Except where prohibited by applicable law, the Company shall consult with Parent prior to taking a position with respect to any such filings, shall permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Parent in preparing and providing such information and promptly provide Parent (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 5.8.
          (c) Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.8(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
     5.9 Consents. The Company shall use commercially reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval, and Parent shall be entitled to indemnification for all losses, costs, claims, liabilities and damages arising from the same.
     5.10 Restrictions on Transfer. All certificates representing Parent Common Stock deliverable to any Shareholder of the Company pursuant to this Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split, stock dividend, recapitalization, or similar event) shall bear any legend required by the Secretary of State of the State of Delaware or such as are required pursuant to any federal, state, local or foreign law governing such securities.
     5.11 Termination and Modification of Agreements.
          (a) The Company shall terminate each of the agreements listed on Schedule 6.2(h) hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the

Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date.
          (b) The Company shall use commercially reasonable best efforts to amend each of the agreements listed on Schedule 5.11(b) hereof, and shall provide such notices or take such other actions as are required to terminate those agreements (or any of them) in accordance with their terms, in each case in accordance with Schedule 5.11(b) hereof. The parties expressly acknowledge and agree that the foregoing covenants in this Section 5.11(b) shall not require the Company to (i) effect any such amendment or (ii) to terminate any such agreement prior to the later of (x) the Effective Time or (y) the expiration of any notice period that is a condition precedent to any such termination.
     5.12 Proprietary Information and Inventions Assignment Agreement. The Company shall cause each current and former employee of the Company or any Subsidiary to have entered into and executed, and each person who becomes an employee of the Company or any Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement in the form of Schedule 5.12 with the Company and each of its Subsidiaries effective as of such employee’s first date of employment or service. The Company shall cause each current and former consultant or contractor of the Company or any Subsidiary (other than any consultant or contractor who did not have any involvement in product research, design, development, engineering, testing, or support or access to proprietary information) to have entered into and executed, and each person who becomes a consultant or contractor of the Company or any Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement in the form of Schedule 5.12 with the Company and each of its Subsidiaries effective as of such consultant or contractor’s first date of service.
     5.13 New Employment Benefits. Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies. Parent will or will cause the Surviving Corporation or appropriate subsidiary of Parent to give Employees credit under such policies for prior service at the Company for purposes of eligibility and vesting under any plan of Parent intended to qualify within the meaning of Section 401(a) of the Code. The Company shall cause each of the Company and each of its Subsidiaries to terminate effective as of the Closing Date all employment agreements and other arrangements with its employees and contractors.
     5.14 Intentionally Deleted.
     5.15 No Liability for New Employees or Former Employees. The parties hereto agree that neither Parent nor Sub shall have any liability for (a) any employees hired by the Company after the date hereof and (b) any employees that terminate their employment with the Company after the date hereof, in the event the Merger is not consummated.
     5.16 Resignation of Officers and Directors. The Company shall cause each officer and director of the Company and its Subsidiaries to execute a resignation letter effective as of the Effective Time.
     5.17 83(b) Elections. The Company shall use its best efforts to deliver to Parent, not less than five (5) Business Days prior to the Closing, copies of all elections filed (or to be filed prior to the Closing) with the Internal Revenue Service under Section 83(b) of the Code in connection with purchases of unvested Company Common Stock occurring after the date hereof together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center.

     5.18 Termination of 401(k) Plan. Effective as of no later than the Business Day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate (as such term is defined in Section 2.23 hereof) shall terminate any and all group severance, salary continuation and separation programs and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that one or more of such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such 401(k) Employee Plan(s) as Parent may reasonably require.
     5.19 Spreadsheet. The Company shall deliver to Parent and the Exchange Agent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 5.19, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing, (i) all Shareholders and their respective addresses, the number of shares of Company Capital Stock held by such persons (including whether such shares are Company Common Stock or any other capital stock), the respective certificate numbers, whether such shares of Company Capital Stock are subject to vesting (and if so, for each certificate, the number of shares that are vested as of the Closing), the date of acquisition of such shares, the Pro Rata Portion of Merger Shares to be held back pursuant to Section 1.6(b)(iv), the Pro Rata Portion of Merger Cash (if any) to be held back pursuant to Section 1.6(b)(iv), the number of Merger Shares (if any) to be issued and amount of Merger Cash to be paid to each holder at Closing, outstanding Shareholder loans (if any) to be deducted from any consideration payable to a Shareholder pursuant to Section 1.6(f), and such other information relevant thereto or which the Exchange Agent may reasonably request, and (ii) all holders of Company Options and their respective addresses, the number of shares of Company Capital Stock underlying each such Company Option, the grant dates and exercise prices of such Company Options and the vesting arrangement with respect to such Company Options, the exercise price of each Company Option, and indicating, with respect to each Company Option, whether such Company Option is an incentive stock option or a non-qualified stock option, the amount of Option Consideration to be issued to each holder, and such other information relevant thereto or which Parent may reasonably request. The Company shall deliver the Spreadsheet three (3) Business Days prior to the Closing Date.
     5.20 Intentionally Deleted.
     5.21 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed notice and certificate (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     5.22 Affiliate Agreements. Schedule 5.22 hereto sets forth those persons who, in the Company’s reasonable judgment, are or may be “affiliates” of the Company within the meaning of Rule 145 (each such person, a “Rule 145 Affiliate”) promulgated under the Securities Act (“Rule 145”). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Parent and Sub shall be entitled to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and to place the following legend on the certificates evidencing any Parent Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement:

     “THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION CLOSED ON [DATE] BETWEEN HARMONIC, INC. AND RHOZET CORPORATION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”
The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if the Rule 145 Affiliate holding the applicable shares delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.
     5.23 Employment Agreements. Each of the Key Employees shall have executed and delivered the appropriate form of Employment Agreement.
ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
          (b) Federal Securities Law Compliance. The transactions contemplated by this Agreement relating to the issuance of Parent Common Stock in the Merger shall have satisfied the requirements of one or more exemptions from registration under the Securities Act.
     6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date, shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) No Material Adverse Effect. Since the Balance Sheet Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect, determined without regard to whether such change constitutes a breach of a representation or warranty.
          (c) 280G Shareholder Vote. With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code, the Company Shareholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner.”
          (d) Dissenters’ Rights. None of the Shareholders shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.
          (e) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, (i) against the Company or any Subsidiary, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 6.1(a) hereof that is reasonably likely to materially and adversely affect the consummation of the Merger or (ii) against the Company or any Subsidiary, their respective properties or any of their respective officers, directors or subsidiaries that has had or is reasonably likely to have a Company Material Adverse Effect.
          (f) Governmental Approval. All material approvals from any Governmental Entity deemed appropriate or necessary by Parent shall have been timely obtained, and all filings under applicable blue sky laws relating to the transactions contemplated by this Agreement shall have been made.
          (g) Third Party Consents. The Company shall have delivered to Parent all necessary assignments of Contracts and consents, waivers, and approvals of parties to each Contract (including Lease Agreements) set forth on Schedule 6.2(g) hereto as are required thereunder for such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.
          (h) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 6.2(h) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.
          (i) Employment Agreements. Each of the Key Employees shall have executed and delivered to Parent an Employment Agreement and shall not have taken any action which would be prohibited thereby were such agreement in effect at the time of such action and such Employment Agreement shall be in effect as of the Effective Time.

          (j) Resignation of Officers and Directors. Parent shall have received a written resignation letter from each of the officers and directors of the Company and its Subsidiaries effective as of the Effective Time in a form acceptable to Parent.
          (k) Termination of Company Options. The Company shall have delivered written evidence reasonably acceptable to Parent to the effect that each Company stock option that is not listed on Disclosure Schedule 2.2(c) will be terminated immediately prior to the Effective Time of the Merger.
          (l) Termination of 401(k) Plans. Unless Parent has otherwise instructed the Company pursuant to Section 5.18 hereof, Parent shall have received from the Company evidence reasonably acceptable to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company, each of its Subsidiaries or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date.
          (m) Spreadsheet. Parent and the Exchange Agent shall have received from the Company three (3) Business Days prior to the Closing Date the Spreadsheet pursuant to Section 5.17, which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.
          (n) Intentionally Deleted.
          (o) Securities Filings. The Company shall have made such securities laws filings required in connection with the lawful issuance and sale of shares of Company Common Stock and Company Options since the date of the Company’s incorporation.
          (p) Certificate of the Company. Parent shall have received certificates from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:
               (i) the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date; and
               (ii) the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such party as of the Closing.
          (q) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder, were unanimously approved by the Board of Directors) and (iii) that the Shareholders constituting the Requisite Shareholder Vote have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby and approval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.
          (r) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of California which is dated within two (2) Business Days prior to Closing with respect to the Company.
          (s) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.
     6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.
          (b) Certificate of Parent. The Company shall have received a certificate from Parent executed by a Vice President for and on its behalf to the effect that, as of the Closing:
               (i) all representations and warranties made by Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date;
               (ii) Parent and Sub have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing; and
ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; HOLDBACK
     7.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of eighteen (18) months following the Closing Date (such date, the “Initial Survival Date”); provided that the representations and warranties Section 2.15 hereof (under the heading “Intellectual Property”) shall survive for a period of thirty-six (36) months following the Closing Date; and provided further that the representations and warranties in Section 2.2 (under the heading “Company Capital Structure”), Section 2.4 (under the heading “Authority”), Section 2.12 hereof (under the heading “Tax Matters”), and Section 2.23 (under the heading “Employee Benefit Plans and Compensation”)

shall survive until the expiration of the applicable statue of limitations including extensions thereof (the “Subsequent Survival Date”); provided further, that in the event of fraud or intentional misrepresentation, the representations or warranties that are the subject of such fraud or intentional misrepresentation shall survive until the expiration of the applicable statute of limitations. The representations and warranties of Parent and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. The covenants and other agreements set forth in this Agreement shall terminate at the Closing, except for the covenants and agreements which by their terms contemplate or require performance following the Closing, each of which shall survive without limitation until complete performance of the terms thereof.
     7.2 Indemnification.
          (a) By virtue of the consummation of the Merger, the Shareholders agree to jointly and severally indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality”, a “Company Material Adverse Effect” or “Knowledge” contained therein), (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement, (iii) any fraud in connection with this Agreement or any certificates or other instruments delivered pursuant to this Agreement on the part of the Company, (iv) any Dissenting Share Payments, to the extent that such Dissenting Share Payments exceed the consideration that such dissenting Shareholders would have received in the Merger had no Dissenting Share Payments been made, (v) any Final Assumed Liability Adjustment, (vi) any payment or consideration arising under any consents, waivers or approvals of any party under any agreement as are required in connection with the Merger or for any such agreement to remain in full force or effect following the Effective Time, (vii) any failure of the Spreadsheet to be true and correct in all respects (including with respect to the Option Cash to be paid to Persons who were holders of Company Options immediately prior to the Closing), (viii) any Tax liability of the Company or any Subsidiary or affiliate thereof relating to any period of time before and through the Closing Date (the “Pre-Closing Period”), and (ix) any Losses relating to wages, payments, reimbursements, benefits, taxes and any other Losses relating to employees or consultants of the Company relating to the Pre-Closing Period. The Shareholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.
          (b) Any Person committing fraud or any intentional misrepresentation in connection with this Agreement or any certificate or other instrument delivered pursuant to this Agreement, or who has knowledge of the same, shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of such fraud or intentional misrepresentation committed by such Person (or who has actual knowledge of the same).

          (c) Subject to Section 7.2(b) and Section 7.3(b), the Shareholders shall be jointly and severally liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, arising out of any fraud or intentional misrepresentation in connection with this Agreement or any certificate or other instrument delivered pursuant to this Agreement on the part of the Company.
     7.3 Maximum Payments; Remedy.
          (a) Except as set forth in Section 7.3(b) hereof, the maximum amount an Indemnified Party may recover from a Shareholder individually pursuant to the indemnity set forth in Section 7.2 hereof for Losses shall be limited to such Shareholder’s Pro Rata Portion of $9,400,000 of the Aggregate Common Stock Consideration Amount received by all Shareholders.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, in the event of Losses arising out of any fraud or intentional misrepresentation by any Person (other than Parent and its affiliates) in connection with this Agreement or any certificates or other instruments delivered pursuant to this Agreement, each Shareholder shall be liable for all such Losses up to the full amount of the Total Consideration received by such Shareholder, provided further that nothing in this Agreement shall limit the liability of any Person (including any Shareholder) for any such Losses if such Person perpetrated such fraud or intentional misrepresentation or had actual knowledge of the same, and nothing in this Agreement shall prevent or limit any right of other Shareholders for contribution from any other Shareholder who perpetrated such fraud or intentional misrepresentations.
          (c) Nothing in this Article VII shall limit the liability of the Company for any breach by the Company of any representation, warranty or covenant contained in this Agreement, or in any certificates or other instruments delivered pursuant to this Agreement if the Merger does not close.
          (d) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.
          (e) Notwithstanding anything to the contrary herein, nothing shall prohibit Parent from seeking and obtaining recourse against any Shareholder in the event that Parent issues more shares of Parent Common Stock or pays more cash to the Shareholder than the Shareholder is entitled pursuant to Article I of this Agreement.
     7.4 Means of Indemnification.
          (a) Holdback. By virtue of this Agreement and as partial security (subject to Section 7.4(b) below) for the indemnity obligations provided for in Section 7.2 hereof, at the Effective Time, Parent will, with respect to each share of Company Common Stock, withhold the Holdback Amount, without any act of the Shareholders. The Total Holdback Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. Any Loss incurred by the Indemnified Parties on or prior to the Initial Survival Date (or, with respect to certain matters, as set forth in Section 7.4(c), the Distribution Date)

shall result in a reduction in the Total Holdback Amount in a manner as governed by the terms set forth herein.
          (b) Satisfaction of Claims. Except to the extent that the Losses resulted from fraud or intentional misrepresentation committed by the Company (in which case recovery of such Losses, at the discretion of an Indemnified Party, may also be pursued directly against the Shareholders, subject to Section 7.3) or as otherwise provided in Section 7.3(b), claims by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied first, from the Total Holdback Amount, and once the Total Holdback Amount has been fully paid out or otherwise set aside for previous claims and Shareholder Representative Expenses, second, from the Shareholders on a several and not joint basis for their Pro Rata Portion of such Losses.
          (c) Distribution at Holdback Distribution Date.
                    (i) Promptly following the date that is thirty (30) days after the Initial Survival Date (the “Holdback Distribution Date”), one-hundred percent (100%) of the Total Holdback Amount, less any amount in respect of any satisfied and unsatisfied claims specified in any Officer’s Certificate (as defined below) (“Unresolved Claims”) delivered to the Shareholder Representative on or prior to the Holdback Distribution Date with respect to facts and circumstances existing on or prior to the Initial Survival Date (with respect to claims for Losses relating to representations and warranties for which the survival terminates on the Initial Survival Date) or subsequent to the Initial Survival Date but on or prior to the Holdback Distribution Date for all other claims, shall be distributed to the Shareholders in accordance with clause (iii) of this Section 7.4(c).
                    (ii) In the event that (a) there exist Unresolved Claims following the expiration of the Holdback Distribution Date that relate to one or more Officer’s Certificates alleging Losses occurring before the Initial Survival Date, and (b) the amount of Losses incurred by the Indemnified Parties is determined to be less than the amount claimed on all such Officer’s Certificates under the objection and conflict procedures in Section 7.4(e) and Section 7.4(e), then Parent shall promptly deliver to the Shareholders that portion of such Unresolved Claim(s) that should have been distributed to the Shareholders at the Holdback Distribution Date had such Officer’s Certificates alleged the correct amount of Losses finally determined pursuant to Section 7.4(e) and Section 7.4(e), which portion of the Total Holdback Amount shall be distributed to the Shareholders in accordance with clause (iii) of this Section 7.4(c).
                    (iii) Delivery of the Total Holdback Amount or any portion thereof to the Shareholders pursuant to this Section 7.4(c) shall be made in proportion to the Shareholders’ respective Pro Rata Portions of the remaining portion of the Total Holdback Amount, with the Parent Common Stock delivered to each Shareholder rounded down to the nearest share, and the cash amount delivered to each Shareholder rounded to the nearest whole cent (with $0.005 rounded down).
          (d) Procedures for Claims for Indemnification.
                    (i) Subject to clause (v) of this Section 7.4(d), Parent may not reduce the Total Holdback Amount unless and until Parent delivers an Officer’s Certificate to the Shareholder Representative identifying Losses.
                    (ii) Notwithstanding any provision of this Agreement to the contrary, except as set forth in clause (iii) of this Section 7.4(d), an Indemnified Party may not recover any Losses under clause (i) of Section 7.2(a) hereof unless and until one or more Officer’s Certificates identifying such Losses under clause (i) of Section 7.2(a) in excess of $75,000 in the aggregate (the “Basket Amount”) has or have been delivered to the Shareholder Representative as provided in Section 7.4(d) hereof, in which case Parent shall be entitled to recover all Losses so identified.
                    (iii) Parent shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (a) incurred pursuant to clauses (ii) through (ix) of Section 7.2(a) hereof, (b) incurred as a result of any breach or inaccuracy of the representations or warranties set forth in Section 2.2 (under the heading “Company Capital Structure”), Section 2.4 (under the heading “Authority”), Section 2.11 hereof (under the heading “Tax Matters”), Section 2.15 hereof (under the heading “Intellectual Property”), Section 2.22 hereof (under the heading “Employee Benefit Plans and Compensation”) or as a result of any breach or inaccuracy of any representations or warranties that are the subject of fraud or intentional misrepresentation and (c) that are Agreed Upon-Losses (as defined in Section 7.4(f)(v) hereof).
                    (iv) For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated (and the method of computation of each such item of Loss, if applicable), the date each such item was paid, sustained, incurred, or properly accrued (in accordance with GAAP), or the basis for such reasonably anticipated Loss(es), and (3) the basis for indemnification under Section 7.2 to which such item of Loss is related (including, if applicable, the specific nature of the misrepresentation, breach of warranty or covenant to which such item is related).
                    (v) If the Shareholder Representative does not object in writing within the twenty (20) day period after delivery by the Parent of the Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Shareholder Representative and the Shareholders that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate.
          (e) Objections to Claims. For a period of twenty (20) days after delivery of an Officer’s Certificate pursuant to Section 7.4(d), Parent shall make no deduction for the Total Holdback Amount pursuant to Section 7.4(d) hereof (other than Agreed-Upon Losses as described below) unless Parent shall have received written authorization from the Shareholder Representative to make such deduction. After the expiration of such twenty (20) day period, Parent shall deduct from the Total Holdback Amount an amount equal to the amount of Losses claimed in the Officer’s Certificate; provided that no such payment may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to the Parent prior to the expiration of such twenty (20) day period. Notwithstanding the foregoing, the Shareholder Representative hereby waives the right to object to any claims against the Total Holdback Amount in respect of any Agreed-Upon Loss. The Shareholder Representative hereby authorizes Parent to pay from the Total Holdback Amount all such amounts equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss upon receipt of such Officer’s Certificate without regard to the ten (10) day period set forth in this Section 7.4(e).

          (f) Resolution of Conflicts; Arbitration.
                    (i) In case the Shareholder Representative delivers an Objection Notice in accordance with Section 7.4(e) hereof (other than in connection with Agreed-Upon Losses as defined in Section 7.4(f)(v) hereof, for which the Shareholder Representative has waived the right to object), the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Total Holdback Amount, shall be furnished to Parent and the Shareholder Representative. The Parent shall be entitled to rely on any such memorandum and make deductions from the Total Holdback Amount in accordance with the terms thereof.
                    (ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Parent or the Shareholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Shareholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Shareholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Shareholder Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.
                    (iii) Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Shareholders. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Parent shall be entitled to rely on, and make deductions from the Total Holdback Amount in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any deduction from the Total Holdback Amount, as applicable.

                    (iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Except as set forth in Section 7.4(f)(v) hereof, the forgoing arbitration provision shall apply to any dispute among the Shareholders or any Indemnifying Party and the Indemnified Parties under this Article VII hereof, whether relating to claims upon the Total Holdback Amount or to the other indemnification obligations set forth in this Article VII (other than with respect to claims for indemnification outside of the Total Holdback Amount pursued directly against any Shareholder or any other Person as permitted by this Article VII).
                    (v) This Section 7.4(f) shall not apply to claims against the Total Holdback Amount made in respect of (A) any Dissenting Share Payments to the extent that such Dissenting Share Payments exceed the consideration that such dissenting Shareholders would have received in the Merger has no Dissenting Share Payment been made, and (B) any Final Assumed Liability Adjustment (each of (A) and (B), an “Agreed-Upon Loss”). Claims against the Total Holdback Amount made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.4(d) hereof.
          (g) Third-Party Claims. In the event Parent becomes aware of a third party claim or other circumstance (other than a claim or circumstance that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Total Holdback Amount or for other indemnification pursuant to this Article VII, Parent shall notify the Shareholder Representative of such claim or circumstance, and the Shareholder Representative shall be entitled on behalf of the Shareholders, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Shareholder Representative has consented to any such settlement, the Shareholders shall have no power or authority to object under any provision of this Article VII to the amount of any Third Party Claim by Parent against the Total Holdback Amount or the Shareholders, with respect to such settlement. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Notwithstanding anything in this Agreement to the contrary, this Section 7.4(g) shall not apply to any Third Party Claim that is the subject of an Agreed-Upon Loss. Claims against the Total Holdback Amount made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.4(f)(v) above.
     7.5 Shareholder Representative.
          (a) By virtue of the approval of the Merger and this Agreement by the Shareholders, each of the Shareholders shall be deemed to have agreed to appoint David Trescot as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Shareholders to give and receive notices and communications, to agree to the adjustment (if any) of the Aggregate Common Stock Consideration Amount pursuant to the terms of Section 1.6(d) hereof, to authorize deductions from the Total Holdback Amount in satisfaction of claims by any Indemnified Party, to object to the foregoing adjustments or payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Shareholder or by any such Shareholder against any Indemnified Party, any dispute between any Indemnified Party and any such Shareholder, any dispute relating to the Company Assumed Liabilities Report, in each case relating to this

Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds interest of the Total Holdback Amount agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Total Holdback Amount. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders.
          (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses”). Following the Holdback Distribution Date, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Shareholder Representative shall have the right to recover Shareholder Representative Expenses from the Total Holdback Amount prior to any distribution to the Shareholders, and prior to any such distribution, shall deliver to Parent a certificate setting forth the Shareholder Representative Expenses actually incurred and amount in cash to be distributed as satisfaction of such expenses. A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.5 hereof, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. The Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.
          (c) Notwithstanding anything in this Agreement to the contrary, the Shareholder Representative shall have no authority to act on behalf of any Shareholder in connection with any claim by an Indemnified Party seeking recovery for any Losses outside of the Total Holdback Amount.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. Subject to Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
          (a) by mutual agreement of the Company and Parent;
          (b) by Parent or the Company if the Closing Date shall not have occurred by forty-five (45) days following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement; provided, further, that if the failure to consummate the Merger by the Termination Date is wholly or in part caused by a delay in (i) any consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under foreign merger control regulations, or (ii) any consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, and applicable waiting periods, as may be required under applicable blue sky laws, the Termination Date shall be automatically extended, without any action on the part of the parties, on a day-for-day basis by the amount of time necessary to satisfy (i) through (v), as applicable, which extension shall in no event exceed sixty (60) days;
          (c) by Parent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;
          (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;
          (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (f) by the Company if none of the Company or any of its Subsidiaries is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or its respective officers, directors or Shareholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that the provisions of Sections 5.2, 5.3, 5.15, 7.3(c) and 8.3 hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.
     8.3 Fees and Expenses. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions.
     8.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.4, the Shareholders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.
     8.5 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.5, the Shareholders agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 4.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Sub, to:

Harmonic, Inc.
549 Baltic Way
Sunnyvale, CA 94089
Attn: Robin N. Dickson
Telephone: (408) 542-2661
Facsimile: (408) 542-2516

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Jeffey D. Saper, Esq.
Robert G. Day, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

(b)	if to the Company or the Shareholder Representative, to:

David Trescot
751 Live Oak Drive
Menlo Park, CA 94025
Attention: David Trescot
Facsimile No.: (408) 432-3334

with a copy to:

Teraoka & Partners LLP
One Embarcadero Center Suite 1020
San Francisco, CA 94111
Attention: Catherine M. Gormley
Facsimile No.: (415) 981-0222
     9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. For the avoidance of doubt, the Term Sheet shall be deemed terminated as of the date hereof, and all provisions thereof, including any provisions thereof which by their terms state that they shall survive the termination of the Term Sheet, shall be of no further force and effect.
     9.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.6 Other Remedies. Except as otherwise expressly set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     9.7 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 7.4(f) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 7.4(f) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.
     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
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     IN WITNESS WHEREOF, Parent, Sub, the Company, and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

HARMONIC INC.

By:	/s/ Robin Dickson

Name: Robin Dickson
Title: Chief Financial Officer

RHOZET CORPORATION

By:	/s/ David Trescot

Name: David Trescot
Title: Chief Executive Officer

DUSSELDORF ACQUISITION CORPORATION

By:	/s/ Patrick Harshman

Name: Patrick Harshman
Title: President

SHAREHOLDER REPRESENTATIVE

/s/ David Trescot
DAVID TRESCOT